The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted until the registration statement is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 6, 2008.

Free Writing Prospectus
PRELIMINARY PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 433
(To Prospectus Dated September 18, 2007)	Registration No. 333-145561

[•] Shares of Common Stock, par value $0.0001 per share
Warrants to Purchase [•] Shares of Common Stock, par value $0.0001 per share

This prospectus supplement and the accompanying prospectus relate to the sale of up to [•] shares of our common stock and warrants to purchase up to [•] shares of our common stock. Purchasers will receive warrants to purchase [•] shares of common stock at an exercise price of $[•] per share for each share of common stock they purchase in this offering. Units will not be issued or certificated. The shares of common stock and the warrants will be issued separately.

You should carefully read this prospectus supplement and the accompanying prospectus, together with the documents we incorporate by reference, before you invest in our securities.

Our common stock is dual-listed on The Nasdaq Capital Market and the OMX Nordic Exchange under the ticker symbol ‘‘EPCT.’’ The last reported sale price of our common stock on The Nasdaq Capital Market on [                , 2008] was $[    ] per share. The warrants are not listed.

	Per Unit		Total
Public offering price	$	[•]	$	[•]
Placement agent’s fees	$	[•]	$	[•]
Proceeds, before expenses, to EpiCept Corporation	$	[•]	$	[•]

We retained Rodman & Renshaw, LLC as placement agent to use its best efforts to solicit offers to purchase our securities in this offering. The placement agent is not purchasing or selling any securities pursuant to this prospectus supplement or the accompanying prospectus. We expect that delivery of the securities being offered pursuant to this prospectus supplement will be made to purchasers on or about [                    , 2008].

Investing in our securities involves risks. See ‘‘Risk Factors’’ beginning on page S-6 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

RODMAN & RENSHAW, LLC

The date of this Prospectus Supplement is March   , 2008.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect (914) 606-3500.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since then.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and warrants and also adds to and updates information contained in or incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more information about us and type of securities we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained, or referred to, in this prospectus supplement, on the one hand, and the information contained, or referred to, in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control. We have not authorized any broker, dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock and warrants, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy common stock and warrants in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and any accompanying prospectus is delivered or common stock and warrants are sold on a later date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the registration statement of which it forms a part, any accompanying prospectus and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. We use words such as ‘‘anticipates,’’ ‘‘believes,’’ ‘‘plans,’’ ‘‘expects,’’ ‘‘future,’’ ‘‘intends,’’ ‘‘will,’’ ‘‘foresee’’ and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled ‘‘Risk Factors’’ beginning on page S-6 of this prospectus supplement. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, EpiCept undertakes no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus supplement.

S-ii

About EpiCept

This summary description of us and our business highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus, or incorporated herein or therein by reference. This summary may not contain all of the information that you should consider before buying securities in this offering. You should carefully read this entire prospectus supplement, the accompanying prospectus, including each of the documents incorporated herein or therein by reference, before making an investment decision. As used herein, ‘‘EpiCept’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our’’ refer to EpiCept Corporation and its subsidiaries.

We are a specialty pharmaceutical company focused on the development of pharmaceutical products for the treatment of cancer and pain. Our lead oncology product candidate is Ceplene, which has been submitted for European registration as remission maintenance therapy in the treatment of acute myeloid leukemia, or AML, specifically for patients who are in their first complete remission (CR-1). Two other oncology compounds are in development, one of which has commenced a Phase II clinical trial and the second of which has completed a Phase I clinical trial. Our late stage pain product candidates is: EpiCept NP-1, a prescription topical analgesic cream designed to provide effective long-term relief of peripheral neuropathies. We recently concluded a Phase II clinical study of NP-1 in patients suffering from diabetic peripheral neuropathy, or DPN, and we have ongoing clinical trials for herpetic peripheral neuropathy, or PHN, and chemotherapy induced neuropathy, or CIN. Our portfolio of pain management and oncology product candidates allows us to be less reliant on the success of any single product candidate.

None of our product candidates has been approved by the U.S. Food and Drug Administration (‘‘FDA’’) or any comparable agency in another country and we have yet to generate product revenues from any of our product candidates in development.

Our executive offices are located at 777 Old Saw Mill River Road, Tarrytown, NY 10591, our telephone number at that location is (914) 606-3500, and our website can be accessed at www.epicept.com. Information contained in our website does not constitute part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Results for the Year Ended December 31, 2007

On February 29, 2008, we announced operating and financial results for the fourth quarter and year ended December 31, 2007. For the fourth quarter and full year 2007, our net loss attributable to common stockholders was $6.3 million, or $0.15 per share, and $28.7 million, or $0.79 per share, respectively. As of December 31, 2007, we had cash and cash equivalents of $4.9 million, and approximately 45.9 million shares outstanding.

We also provided an update on several of our key product candidates:

•	Ceplene® – a registration-stage compound for the treatment of Acute Myeloid Leukemia (AML), the most common type of leukemia in adults. We recently presented at the Oral Explanation meeting to the European Committee for Medicinal Products for Human Use (CHMP), the scientific committee of the European Medicines Agency (EMEA). A non-binding trend vote taken after the Oral Explanation indicated that a slight majority of votes by CHMP members was not in favor of recommending a positive opinion. A final vote is expected in March. We are assessing potential options to gain approval and, if the final opinion is negative, whether that decision should be appealed.

•	EpiCept NP-1 – a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affect more than 15 million people in the U.S. Last month, we reported encouraging results from a Phase II trial for NP-1 in Diabetic Peripheral Neuropathy (DPN), which we believe support the advancement of NP-1 to a pivotal Phase III trial in DPN. EpiCept NP-1 is currently being studied in two additional clinical trials: a Phase III trial in chemotherapy-induced peripheral neuropathy (CPN) being conducted by the National Cancer Institute (NCI)-funded Community Clinical Oncology Program; and a Phase II comparative trial versus gabapentin and placebo in post-herpetic neuralgia (PHN). We anticipate completing enrollment for the PHN trial in the second quarter of 2008.

•	EPC2407 – a vascular disruption agent (VDA) that also has potent direct apoptotic activity on cancer cells. In October 2007, we announced that a Phase Ia clinical trial for EPC2407 had been completed and that the trial met all of its objectives. We are currently evaluating the pharmacodynamic effects of EPC2407 with different dosage schedules and expect to initiate a Phase Ib combination trial for the compound with the chemotherapeutic agent cisplatin in 2008.

•	AzixaTM – a compound discovered by us and licensed to Myriad Genetics, Inc. as part of an exclusive, worldwide development and commercialization agreement. Myriad is currently conducting three registration trials for AzixaTM in patients with non-small cell lung cancer that has spread to the brain, primary glioblastoma, and in melanoma that has spread to the brain. [If successful, these results are expected to form the basis for an NDA submission by Myriad for AzixaTM, which would trigger a milestone payment for us.]

Financial and operating highlights

Fourth Quarter 2007 vs. Fourth Quarter 2006

Revenue

We recognized revenue of $23,000 during the fourth quarter of 2007, compared with $1.4 million during the fourth quarter of 2006. For the fourth quarter of 2007, revenue consisted primarily of the recognition of license fee payments previously received from Endo and Durect. For the fourth quarter of 2006, revenue consisted primarily of the recognition of license fee payments previously received from Endo and Durect, and the recognition of the remaining deferred revenue relating to our terminated licensing agreement with Adolor of approximately $1.2 million.

General and Administrative Expense

General and administrative expense in the fourth quarter of 2007 increased by 8%, or $0.2 million, to $2.7 million, compared with $2.5 million in the fourth quarter of 2006. The increase was primarily related to higher insurance and public company reporting costs.

Research and Development (R&D) Expense

Research and development expense in the fourth quarter of 2007 increased by approximately 8%, or $0.2 million, to $3.6 million, compared with $3.4 million in the fourth quarter of 2006. The increase was primarily related to the two clinical trials of NP-1, and the Phase Ia clinical trial of EPC2407.

Other Income (Expense)

Other income (expense) during the fourth quarter of 2007 amounted to net income of $0.1 million, compared with a net expense of $0.5 million in 2006. The fourth quarter of 2007 included a $0.5 million gain on extinguishment of debt resulting from the restructure of our 10 year, non-amortizing loan, which is now payable in June 2008.

Full Year 2007 vs. Full Year 2006

Revenue

We recognized deferred revenue of $0.3 million in 2007, compared with $2.1 million in 2006. During 2007, revenues were primarily related to the recognition of deferred revenue from our agreements with Endo and Durect. During 2006, revenues were primarily related to the recognition of deferred revenue from our agreements with Endo, Durect and Adolor, of which approximately $1.5 million related to our terminated licensing agreement with Adolor.

General and Administrative (G&A) Expense

General and administrative expense decreased by approximately 17% or $2.5 million to $11.8 million for 2007 from $14.2 million in 2006. For 2007, stock-based compensation expense was $2.1 million or a decrease of $1.6 million from 2006. In addition, our premises, legal, personnel and insurance expenses decreased $2.1 million in 2007 compared with 2006. These decreases were partially offset by increases in investor relations, public reporting costs and other administrative expenses.

Research and Development (R&D) Expense

Research and development expense decreased by approximately 2% or $0.4 million to $15.3 million for 2007 from $15.7 million for 2006. Our preclinical activity was lower in 2007 as compared to 2006 as we advanced EPC2407 into clinical development. Stock-based compensation was also lower in 2007 as compared to 2006. These reductions were partially offset by an increase in clinical activity in 2007 as we completed preparations for the clinical trials of NP-1, two of which commenced in April 2007, and continued our Phase Ia clinical trial of EPC2407. Consulting expenses also increased significantly as we received and reviewed regulatory assessments, and prepared responses and presentations related to the Marketing Authorization Application for Ceplene®.

Other Income (Expense)

Other income (expense) during 2007 amounted to a net expense of $1.9 million as compared with a net expense of $4.3 million during 2006. In 2006, other expense included a $4.3 million beneficial conversion charge relating to the conversion of certain debt instruments into equity in connection with our acquisition of Maxim Pharmaceuticals completed in January 2006 and the reversal of an accrual for contingent interest of approximately $1.0 million.

We also announced that in our Annual Report on Form 10-K for the year ended December 31, 2007, our independent registered public accounting firm is expected to express an unqualified opinion on the December 31, 2007 consolidated financial statements and will include an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

Ceplene Marketing Application

We announced on February 27, 2008 that we recently presented at the Oral Explanation meeting to the CHMP regarding the remaining outstanding issues on the marketing authorization application (MAA) for Ceplene® (histamine dihydrochloride), which is intended to be indicated for the maintenance of remission and prevention of relapse of patients with Acute Myeloid Leukemia (AML) in first remission. Ceplene was designated as an orphan medicinal product in the European Union on April 11, 2005 in respect of this indication.

A non-binding trend vote taken after the Oral Explanation indicated that a slight majority of the votes by CHMP members was not in favor of recommending a positive opinion. The majority view of the CHMP considered that the data presented in the application, while supportive of the product’s efficacy and safety in AML, the indication for which approval was sought, should be confirmed by further clinical data from an additional, replicate study. Discussions by CHMP members of the MAA noted findings from a 2003 study of Ceplene/IL-2 (at a higher dose) in malignant melanoma (a metastatic solid tumor disease with a high tumor burden), in which Ceplene failed to meet its primary endpoints. By contrast, AML patients in first remission have a microscopically and cytogenetically undetectable tumor burden (minimal residual disease) and are ideal candidates for Ceplene/IL-2 immunotherapy.

We are currently assessing potential options to gain approval and, if the final opinion is negative, whether that decision should be appealed.

Director Resignation

On March 5, 2008, we received notice from Gert Caspritz, a member of the our Board of Directors (the ‘‘Board’’) of his resignation from the Board, effective March 6, 2008. Following Dr. Caspritz’s resignation, we have six directors, of whom five are independent directors. As promptly as possible, we intend to fill the vacancy on our Board. Dr. Caspritz did not resign on account of any disagreement with our operations, policies or practices.

THE OFFERING

Common stock being offered by us in this offering	[•] shares of Common Stock

Warrants offered by us in this offering	Warrants to purchase [•] shares of Common Stock

Common stock to be outstanding after this offering(1)	[•] shares of Common Stock

Warrant terms	The Warrants will be exercisable on or after , 2008 through and including , 2013, at an exercise price of $ per share of Common Stock
Use of proceeds	Any proceeds we may receive will be used to meet our working capital needs and general corporate purposes. See ‘‘Use of Proceeds.’’

Nasdaq Capital Market and OMX Nordic Exchange symbol	EPCT

Risk factors	See ‘‘Risk Factors’’ and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our common stock

(1)	The number of shares of our common stock to be outstanding after this offering is based on the number of shares of our common stock outstanding as of [ , 2008]. This number does not include, as of [ , 2008]:

•	[•] shares of our common stock issuable upon exercise of options outstanding, at a weighted average exercise price of $[•] per share including [•] shares issuable upon the exercise of options granted during 2008 to certain of our directors, our named executive officers and other employees;

•	[[•] shares of restricted common stock and common stock units granted during 2008 to certain of our directors, named executive officers and other employees;]

•	[•] shares of our common stock reserved for issuance under our 2005 Equity Incentive Plan and our 2005 Employee Stock Purchase Plan;

•	[•] shares of our common stock issuable upon the exercise of warrants at a weighted average exercise price of $[•] per share;

•	up to the lesser of $[•] or [•] shares of common stock that may be issued in the future under our Standby Equity Distribution Agreement with YA Global Investments, L.P. entered into on December 21, 2006, pursuant to which no shares have been issued; and

•	[•] shares of our common stock issuable upon exercise of the Warrants.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the specific risks described below and under the caption ‘‘Risk Factors’’ in any of our filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated herein by reference, before making an investment decision. Each of the risks described in these headings could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. For more information, see ‘‘Where You Can Find More Information’’ and ‘‘Incorporation of Certain Documents By Reference.’’

Risks Relating to our Financial Condition

We have a history of losses, and as a result we may not be able to generate sufficient net revenue from product sales in the foreseeable future.

We have incurred significant losses since our inception, and we expect that we will experience net losses and negative cash flow for the foreseeable future. Since our inception in 1993, we have incurred significant net losses in each year. Our losses have resulted principally from costs incurred in connection with our development activities and from general and administrative costs associated with our operations. Our net loss for the fiscal year ended December 31, 2007 and 2006 was $28.7 and $65.5 million, respectively. As of December 31, 2007 and 2006, our accumulated deficit was $170.8 and $142.2 million, respectively. We may never generate sufficient net revenue to achieve or sustain profitability.

We expect to continue to incur increasing expenses over the next several years as we:

•	continue to conduct clinical trials for our product candidates;

•	seek regulatory approvals for our product candidates;

•	develop, formulate and commercialize our product candidates;

•	implement additional internal controls and reporting systems and develop new corporate infrastructure;

•	acquire or in-license additional products or technologies or expand the use of our technologies;

•	maintain, defend and expand the scope of our intellectual property; and

•	hire additional personnel.

We expect that we will have large fixed expenses in the future, including significant expenses for research and development and general and administrative expenses. We will need to generate significant revenues to achieve and maintain profitability. If we cannot successfully develop and commercialize our product candidates, we will not be able to generate significant revenue from product sales or achieve profitability in the future. As a result, our ability to achieve and sustain profitability will depend on our ability to generate and sustain substantially higher revenue while maintaining reasonable cost and expense levels.

We will need substantial additional funding and may be unable to raise additional capital when needed. This could force us to delay, reduce or eliminate our product development and commercialization activities.

Developing drugs, conducting clinical trials and commercializing products is time-consuming and expensive. Our future funding requirements will depend on many factors, including:

•	the progress and cost of our clinical trials and other development activities;

•	the costs and timing of obtaining regulatory approval;

•	the costs of filing, prosecuting, defending and enforcing any patent applications, claims, patent and other intellectual property rights;

•	the cost and timing of securing manufacturing capabilities for our clinical product candidates and commercial products, if any;

•	the costs of establishing sales, marketing and distribution capabilities; and

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish.

We believe that following this offering, our cash resources and anticipated milestone payment will be sufficient to meet our projected operating requirements through the second quarter of 2008 but may not be sufficient to meet our obligations thereafter, including but not limited to, our obligations to repay $2.2 million of outstanding indebtedness that matures in June 2008. We will need to raise additional equity capital or incur indebtedness or enter into collaboration and licensing agreements to continue to fund our operations in the future. We cannot assure you that sufficient funds will be available to us when required or on satisfactory terms. If necessary funds are not available, we may have to delay, reduce the scope of or eliminate some of our development programs, which could delay the time to market for any of our product candidates.

We may raise additional capital through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Our ability to raise additional capital will depend on financial, economic and market conditions and other factors, many of which are beyond our control. To the extent that we raise additional capital by issuing equity securities, our then-existing stockholders may experience further dilution. Recently we have raised, and in this offering we will raise, equity financing through the sale of common stock and warrants. If these warrants are exercised in the future, stockholders may experience significant additional dilution. In addition, following the consummation of this offering, we will not have sufficient authorized capital stock to raise additional capital through an offering of common stock or warrants. We intend to pursue stockholder approval of an amendment to our certificate of incorporation to increase the amount of authorized capital stock at our annual meeting of stockholders to be held in the second quarter. We can not assure you that any such stockholder approval will be obtained. If we are unable to obtain such stockholder approval, we will not be able to raise additional capital through the sale of common stock or warrants to purchase common stock which would severely limit our ability to fund our operations. Debt financing, if available, may subject us to restrictive covenants that could limit our flexibility in conducting future business activities. Given our available cash resources, existing indebtedness and results of operations, obtaining debt financing may not be possible. To the extent that we raise additional capital through collaboration and licensing arrangements, it may be necessary for us to relinquish valuable rights to our product candidates that we might otherwise seek to develop or commercialize independently. We cannot be certain that any such additional capital will be available upon acceptable terms, or at all.

We may not be able to continue as a going concern.

Our recurring losses from operations and our stockholders’ deficit raise substantial doubt about our ability to continue as a going concern and, as a result, we expect that our independent registered public accounting firm will include an explanatory paragraph in its report on our consolidated financial statements for the year ended December 31, 2007 with respect to this uncertainty. We will need to raise additional debt or equity capital to fund our product development efforts and to meet our obligations, including servicing our existing indebtedness and performing our contractual obligations under our license agreements and strategic alliances. In addition, the perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations.

We have a limited amount of shares of common stock available for issuance under our amended and restated certificate of incorporation, which will limit our ability to raise capital by issuing equity securities.

Under our amended and restated certificate of incorporation, we have 80,000,000 authorized shares consisting of (i) 75,000,000 shares of common stock, par value $0.0001 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share. As of February 28, 2008, there were outstanding 45,872,382 shares of common stock and an additional 12,500 shares were held in the treasury. Of the 34,127,618 authorized and unissued shares on that date, 5,642,214 shares were reserved for issuance under EpiCept’s 2005 Equity Incentive Plan, 1995 Stock Option Plan, 2005 Employee Stock Purchase Plan, and the employee stock options issued in connection with the acquisition of Maxim Pharmaceuticals, Inc. In addition, 12,304,297 shares were reserved for issuance pursuant to various private placements and other financing arrangements. As of February 28, 2008, 11,181,107 unissued shares were available for issuance (giving effect to the reservation of shares for issuance).

Our quarterly financial results are likely to fluctuate significantly, which could have an adverse effect on our stock price.

Our quarterly operating results will be difficult to predict and may fluctuate significantly from period to period, particularly because we are a relatively small company with no approved products. The level of our revenues, if any, expenses and our results of operations at any given time could fluctuate as a result of any of the following factors:

•	research and development expenses incurred and other operating expenses;

•	results of our clinical trials;

•	our ability to obtain regulatory approval for our product candidates;

•	our ability to achieve milestones under our strategic relationships on a timely basis or at all;

•	timing of new product offerings, acquisitions, licenses or other significant events by us or our competitors;

•	regulatory approvals and legislative changes affecting the products we may offer or those of our competitors;

•	our ability to establish and maintain a productive sales force;

•	demand and pricing of any products we may offer;

•	physician and patient acceptance of our products;

•	levels of third-party reimbursement for our products;

•	interruption in the manufacturing or distribution of our products;

•	the effect of competing technological and market developments;

•	litigation involving patents, licenses or other intellectual property rights; and

•	product failures or product liability lawsuits.

Until we obtain regulatory approval for any of our product candidates, we cannot begin to market or sell them. As a result, it will be difficult for us to forecast demand for our products with any degree of certainty. It is also difficult to predict the timing of the achievement of various milestones under our strategic relationships. In addition, our operating expenses may continue to increase as we develop product candidates and build commercial capabilities. Accordingly, we may experience significant quarterly losses. Because of these factors, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors, which could cause our stock price to decline significantly.

We may be required to comply with Section 404(a) of the Sarbanes-Oxley Act of 2002, and obtain an attestation of our internal controls and procedures in 2008, which, if a material weakness exists, could adversely impact our ability to report our consolidated financial results accurately and on a timely basis.

We may be required to comply with Section 404(a) of the Sarbanes-Oxley Act of 2002 for the year ending December 31, 2008, which requires annual management assessments of the effectiveness of our internal control over financial reporting and an attestation to, and testing and assessment of, our internal control over financial reporting by our independent registered public accounting firm. For 2007, our internal controls and procedures were not subject to attestation by our independent registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit us to provide only our management’s report in this annual report. There have not been any changes in our internal control over financial reporting during the fiscal quarter ended December 31, 2007 that have materially affected, or are reasonably likely to materially affect our internal control over financial reporting. We may not be able to maintain the effectiveness of our internal control over financial reporting in the future.

We have had limited operating activities, which may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

Our activities to date have been limited to organizing and staffing our operations, acquiring, developing and securing our technology, licensing product candidates, and undertaking preclinical and clinical studies and clinical trials. We have not yet demonstrated an ability to obtain regulatory approval, manufacture products or conduct sales and marketing activities. Consequently, it is difficult to make any predictions about our future success, viability or profitability based on our historical operations.

Clinical and Regulatory Risks

We may not be able to obtain regulatory approval for Ceplene®, our lead product candidate, which could delay or prevent us from being able to generate revenue from sales of Ceplene®, and require additional expenditures.

None of our products has received regulatory approval. Ceplene® is our lead product candidate and our only product candidate currently under regulatory consideration. A non-binding trend vote taken after the Oral Explanation with the CHMP indicated that a slight majority of the votes by CHMP members were not in favor of recommending a positive opinion. The majority view of CHMP considered that the data presented in the application, while supportive of the product’s efficacy and safety in AML, the indication for which approval was sought, should be confirmed by further clinical data from an additional, replicate study. A final determination will be made in March 2008.

While a final determination has not been made, we may not be successful in our efforts to advocate for a positive final determination after the trend vote. In the event of a negative determination, we may appeal CHMP’s determination, but such an appeal may not be successful. A negative determination would also delay or prevent us from generating revenue from product sales of Ceplene® for the foreseeable future and may require us to conduct additional costly and time-consuming clinical trials. We will incur additional expenses in advocating for a positive determination, or appealing a negative determination should we pursue an appeal.

We currently have no products approved for sale and we cannot guarantee you that we will ever obtain regulatory approval for product candidates, which could delay or prevent us from being able to generate revenue from product sales.

We currently have no products approved for sale, and we cannot guarantee you that we will ever obtain regulatory approval for our product candidates. Our product candidates will be subject to extensive government regulations related to development, clinical trials, manufacturing and commercialization. The process of obtaining FDA, European Medicines Agency for the Evaluation of Medicinal Products, or EMEA, and other governmental and similar international regulatory approvals is costly, time consuming, uncertain and subject to unanticipated delays. The FDA, EMEA and similar international regulatory authorities may not ultimately approve the candidate for commercial sale in any jurisdiction. The FDA, EMEA or similar international regulators may refuse to approve an application for approval of a drug candidate if they believe that applicable regulatory criteria are not satisfied. The FDA, EMEA or similar international regulators may also require additional testing for safety and efficacy. Any failure or delay in obtaining these approvals could prohibit or delay us from marketing product candidates. If our product candidates do not meet applicable regulatory requirements for approval, we may not have the financial resources to continue research and development of these product candidates, and we may not generate revenues from the commercial sale of any of our products.

To obtain regulatory approval for our product candidates, we or our partners must conduct extensive human tests, which are referred to as clinical trials, as well as meet other rigorous regulatory requirements. Satisfaction of all regulatory requirements typically takes many years and requires the expenditure of substantial resources.

We currently have several product candidates in various stages of clinical testing. All of our product candidates are prone to the risks of failure inherent in drug development and testing. Product candidates in later-stage clinical trials may fail to show desired safety and efficacy traits despite having progressed through initial clinical testing. In addition, the data collected from clinical trials of our product candidates may not be sufficient to support regulatory approval, or regulators could interpret the data differently than we do. The regulators may require us or our partners to conduct additional clinical testing, in which case we would have to expend additional time and resources. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in regulatory policy that occur prior to or during regulatory review.

We and other drug development companies have suffered set backs in late-stage clinical trials even after achieving promising results in early stage development. Accordingly, the results from completed preclinical studies and clinical trials may not be predictive of results in later stage trials and may not be predictive of the likelihood of regulatory approval. Any failure or significant delay in completing clinical trials for our product candidates, or in receiving regulatory approval for the sale of our product candidates, may severely harm our business and delay or prevent us from being able to generate revenue from product sales, and our stock price will likely decline.

Clinical trial designs that were discussed with regulatory authorities prior to their commencement may subsequently be considered insufficient for approval at the time of application for regulatory approval.

We or our partners discuss with and obtain guidance from regulatory authorities on clinical trial protocols. Over the course of conducting clinical trials, circumstances may change, such as standards of safety, efficacy or medical practice, which could affect regulatory authorities’ perception of the adequacy of any of our clinical trial designs or the data we develop from our studies. Changes in circumstances could affect our ability to conduct clinical trials as planned. Even with successful clinical safety and efficacy data, we may be required to conduct additional, expensive trials to obtain regulatory approval. For example, in May 2004, we announced the results of an international Phase III clinical trial testing the combination of Ceplene® plus IL-2 in patients with acute myeloid leukemia, or AML, in complete remission. The primary endpoint of the Phase III trials was achieved using intent-to-treat analysis, as patients treated with the Ceplene® plus IL-2 combination therapy experienced a statistically significant increase in leukemia-free survival compared to patients in the control arm of the trial. In January 2005, we announced that based on ongoing correspondence with the FDA, as well as consultations with external advisors, it determined that an additional Phase III clinical trial would be necessary to further evaluate Ceplene® plus IL-2 combination therapy for the treatment of AML patients in complete remission before applying for regulatory approval in the United States. In October 2006, we submitted a Market Authorization Application to EMEA for Ceplene®, our lead oncology product candidate, administered in conjunction with interleukin-2 (IL-2), for the maintenance of first remission in patients with AML. However, we have no assurance that (i) the EMEA or similar regulatory agencies will not require an additional Phase III trial, (ii) the EMEA or similar regulatory agencies would approve regulatory filings for drug approval, or (iii) if an additional Phase III trial is required, that the results from such additional Phase III trial would confirm the results from the first Phase III trial.

If we receive regulatory approval, our marketed products will also be subject to ongoing FDA and/or foreign regulatory agency obligations and continued regulatory review, and if we fail to comply with these regulations, we could lose approvals to market any products, and our business would be seriously harmed.

Following initial regulatory approval of any of our product candidates, we will be subject to continuing regulatory review, including review of adverse experiences and clinical results that are reported after our products become commercially available. This would include results from any post-marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our product candidates will also be subject to periodic review and inspection by the FDA or foreign regulatory agencies. If a previously unknown problem or problems with a product, manufacturing or laboratory facility used by us is discovered, the FDA or foreign regulatory agency may impose restrictions on that product or on the manufacturing facility, including requiring us to withdraw the product from the market. Any changes to an approved product, including the way it is manufactured or promoted, often require FDA approval before the product, as modified, can be marketed. We and our manufacturers will be subject to ongoing FDA requirements for submission of safety and other post-market information. If we and our manufacturers fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters;

•	impose civil or criminal penalties;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications;

•	impose restrictions on operations;

•	close the facilities of manufacturers; or

•	seize or detain products or require a product recall.

In addition, the policies of the FDA or other applicable regulatory agencies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature, or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad.

Even if we obtain regulatory approval for one of our product candidates, the approval will be limited to those indications and conditions for which we are able to show clinical safety and efficacy.

Any regulatory approval that we may receive for our current or future product candidates will be limited to those diseases and indications for which such product candidates are clinically demonstrated to be safe and effective. For example, in addition to the FDA approval required for new formulations, any new indication to an approved product also requires FDA approval. If we are not able to obtain regulatory approval for a broad range of indications for our product candidates, our ability to effectively market and sell our product candidates may be greatly reduced and may harm our ability to generate revenue.

While physicians may choose to prescribe drugs for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical studies and approved by regulatory authorities, our regulatory approvals will be limited to those indications that are specifically submitted to the regulatory agency for review. These ‘‘off-label’’ uses are common across medical specialties and may constitute the best treatment for many patients in varied circumstances. Regulatory authorities in the United States generally do not regulate the behavior of physicians in their choice of treatments. Regulatory authorities do, however, restrict communications by pharmaceutical companies on the subject of off-label use. If our promotional activities fail to comply with these regulations or guidelines, we may be subject to warnings from, or enforcement action by, these authorities. In addition, our failure to follow regulatory rules and guidelines relating to promotion and advertising may cause the regulatory agency to delay its approval or refuse to approve a product, the suspension or withdrawal of an approved product from the market, recalls, fines, disgorgement of money, operating restrictions, injunctions or criminal prosecutions, any of which could harm our business.

The results of our clinical trials are uncertain, which could substantially delay or prevent us from bringing our product candidates to market.

Before we can obtain regulatory approval for a product candidate, we must undertake extensive clinical testing in humans to demonstrate safety and efficacy to the satisfaction of the FDA or other regulatory agencies. Clinical trials are very expensive and difficult to design and implement. The clinical trial process is also time consuming. The commencement and completion of our clinical trials could be delayed or prevented by several factors, including:

•	delays in obtaining regulatory approvals to commence or continue a study;

•	delays in reaching agreement on acceptable clinical trial parameters;

•	slower than expected rates of patient recruitment and enrollment;

•	inability to demonstrate effectiveness or statistically significant results in our clinical trials;

•	unforeseen safety issues;

•	uncertain dosing issues;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

We cannot assure you that our planned clinical trials will begin or be completed on time or at all, or that they will not need to be restructured prior to completion. Significant delays in clinical testing will impede our ability to commercialize our product candidates and generate revenue from product sales and could materially increase our development costs. Completion of clinical trials may take several years or more, but the length of time generally varies according to the type, complexity, novelty and intended use of a drug candidate. The cost of clinical trials may vary significantly over the life of a project as a result of differences arising during clinical development, including:

•	the number of sites included in the trials;

•	the length of time required to enroll suitable patient subjects;

•	the number of patients that participate in the trials;

•	the number of doses that patients receive;

•	the duration of follow-up with the patient;

•	the product candidate’s phase of development; and

•	the efficacy and safety profile of the product.

The use of FDA-approved therapeutics in certain of our pain product candidates could require us to conduct additional preclinical studies and clinical trials, which could increase development costs and lengthen the regulatory approval process.

Certain of our pain product candidates utilize proprietary formulations and topical delivery technologies to administer FDA-approved pain management therapeutics. We may still be required to conduct preclinical studies and clinical trials to determine if our product candidates are safe and effective. In addition, we may also be required to conduct additional preclinical studies and Phase I clinical trials to establish the safety of the topical delivery of these therapeutics and the level of absorption of the therapeutics into the bloodstream. The FDA may also require us to conduct clinical studies to establish that our delivery mechanisms are safer or more effective than the existing methods for delivering these therapeutics. As a result, we may be required to conduct complex clinical trials, which could be expensive and time-consuming and lengthen the anticipated regulatory approval process.

In some instances, we rely on third parties, over which we have little or no control, to conduct clinical trials for our products and their failure to perform their obligations in a timely or competent manner may delay development and commercialization of our product candidates.

The nature of clinical trials and our business strategy requires us to rely on clinical research centers and other third parties to assist us with clinical testing and certain research and development activities, such as our agreement with Myriad Genetics, Inc. related to the MX90745 series of apoptosis-inducer anti-cancer compounds. As a result, our success is dependent upon the success of these third parties in performing their responsibilities. We cannot directly control the adequacy and timeliness of the resources and expertise applied to these activities by such third parties. If such contractors do not perform their activities in an adequate or timely manner, the development and commercialization of our product candidates could be delayed. In addition, we rely on Myriad for research and development related to the MX90745 series of apoptosis-inducer anti-cancer compounds. We may enter into similar agreements from time to time with additional third parties for our other product candidates whereby these third parties undertake significant responsibility for research, clinical trials or other aspects of obtaining FDA approval. As a result, we may face delays if Myriad or these additional third parties do not conduct clinical studies and trials, or prepare or file regulatory related documents, in a timely or competent fashion. The conduct of the clinical studies by, and the regulatory strategies of, Myriad or these additional third parties, over which we have limited or no control, may delay or prevent regulatory approval of our product candidates, which would delay or limit our ability to generate revenue from product sales.

Risks Relating to Commercialization

If we fail to enter into and maintain successful strategic alliances for our product candidates, we may have to reduce or delay our product commercialization or increase our expenditures.

Our strategy for developing, manufacturing and commercializing potential product candidates in multiple therapeutic areas currently requires us to enter into and successfully maintain strategic alliances with pharmaceutical companies that have product development resources and expertise, established distribution systems and direct sales forces to advance our development programs and reduce our expenditures on each development program and market any products that we may develop. EpiCept has formed a strategic alliance with Endo with respect to EpiCept’s LidoPAIN BP product candidate, Myriad with respect to the MX90745 series of apoptosis-inducer anti-cancer compounds and with DURECT for our intellectual property for a transdermal patch containing bupivacaine for the treatment of back pain. We may not be able to negotiate additional strategic alliances on acceptable terms, or at all.

We may rely on collaborative partners to market and sell Ceplene® in international markets, if approved for sale in such markets. We have not yet entered into any collaborative arrangements with respect to marketing or selling Ceplene® with the exception of agreements relating to Australia, New Zealand and Israel. We cannot assure you that we will be able to enter into any such arrangements on terms favorable to us, or at all.

If we are unable to maintain our existing strategic alliances or establish and maintain additional strategic alliances, we may have to limit the size or scope of, or delay, one or more of our product development or commercialization programs, or undertake the various activities at our own expense. In addition, our dependence on strategic alliances is subject to a number of risks, including:

•	the inability to control the amount or timing of resources that our collaborators may devote to developing the product candidates;

•	the possibility that we may be required to relinquish important rights, including intellectual property, marketing and distribution rights;

•	the receipt of lower revenues than if we were to commercialize such products ourselves;

•	our failure to receive future milestone payments or royalties should a collaborator fail to commercialize one of our product candidates successfully;

•	the possibility that a collaborator could separately move forward with a competing product candidate developed either independently or in collaboration with others, including our competitors;

•	the possibility that our collaborators may experience financial difficulties;

•	business combinations or significant changes in a collaborator’s business strategy that may adversely affect that collaborator’s willingness or ability to complete its obligations under any arrangement; and

•	the chance that our collaborators may operate in countries where their operations could be negatively impacted by changes in the local regulatory environment or by political unrest.

If the market does not accept and use our product candidates, we will not achieve sufficient product revenues and our business will suffer.

If we receive regulatory approval to market our product candidates, physicians, patients, healthcare payors and the medical community may not accept and use them. The degree of market acceptance and use of any approved products will depend on a number of factors, including:

•	perceptions by members of the healthcare community, including physicians, about the safety and effectiveness of our products;

•	cost effectiveness of our products relative to competing products;

•	relative convenience and ease of administration;

•	availability of reimbursement for our products from government or healthcare payors; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors.

Because we expect to rely on sales and royalties generated by our current lead product candidates for a substantial portion of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional funding to continue our other development programs.

Our product candidates could be rendered obsolete by technological change and medical advances, which would adversely affect the performance of our business.

Our product candidates may be rendered obsolete or uneconomical by the development of medical advances to treat the conditions that our product candidates are designed to address. Pain management therapeutics are the subject of active research and development by many potential competitors, including major pharmaceutical companies, specialized biotechnology firms, universities and other research institutions. Research and development by others may render our technology or product candidates obsolete or noncompetitive or result in treatments or cures superior to any therapy we developed. Technological advances affecting costs of production could also harm our ability to cost-effectively produce and sell products.

We have no manufacturing capacity and anticipate continued reliance on third parties for the manufacture of our product candidates.

We do not currently operate manufacturing facilities for our product candidates. We lack the resources and the capabilities to manufacture any of our product candidates. We currently rely on a single contract manufacturer for each product candidate to supply, store and distribute drug supplies for our clinical trials. Any performance failure or delay on the part of our existing manufacturers could delay clinical development or regulatory approval of our product candidates and commercialization of our drugs, producing additional losses and depriving us of potential product revenues.

If the FDA or other regulatory agencies approve any of our product candidates for commercial sale, the product will need to be manufactured in larger quantities. To date most of our product candidates have been manufactured in only small quantities for preclinical and clinical trials. In those case, our third party manufacturers may not be able to successfully increase their manufacturing capacity in a timely or economical manner, or at all. We may be forced to identify alternative or additional third party manufacturers, which may prove difficult because the number of potential manufacturers is limited and the FDA must approve any replacement contractor prior to manufacturing our products. Such approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our product candidates. It may be difficult or impossible for us to find a replacement manufacturer on acceptable terms quickly, or at all. If we are unable to successfully increase the manufacturing capacity for a drug candidate in a timely and economical manner, the regulatory approval or commercial launch of any related products may be delayed or there may be a shortage in supply, both of which may have an adverse effect on our business.

Our product candidates require precise, high quality manufacturing. A failure to achieve and maintain high manufacturing standards, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously hurt our business. Manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. These manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the U.S. Drug Enforcement Agency and corresponding state agencies to ensure strict compliance with current Good Manufacturing Practice and other applicable government regulations and corresponding foreign standards; however, we do not have control over third party manufacturers’ compliance with these regulations and standards. If one of our manufacturers fails to maintain compliance, the production of our product candidates could be interrupted, resulting in delays, additional costs and potentially lost revenues. Additionally, third-party manufacturers must pass a pre-approval inspection before we can obtain marketing approval for any of our products in development.

Furthermore, our existing and future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to successfully produce, store and distribute our product candidates. We may not own, or may have to share, the intellectual property rights to such innovation. In the event of a natural disaster, equipment failure, power failure, strike or other difficulty, we may be unable to replace our third party manufacturers in a timely manner.

We may be the subject of costly product liability claims or product recalls, and we may be unable to obtain or maintain insurance adequate to cover potential liabilities.

The risk of product liability is inherent in the development, manufacturing and marketing of human therapeutic products. Regardless of merit or eventual outcome, product liability claims may result in:

•	delays in, or failure to complete, our clinical trials;

•	withdrawal of clinical trial participants;

•	decreased demand for our product candidates;

•	injury to our reputation;

•	litigation costs;

•	substantial monetary awards against us; and

•	diversion of management or other resources from key aspects of our operations.

If we succeed in marketing our products, product liability claims could result in an FDA investigation of the safety or efficacy of our products or our marketing programs. An FDA investigation could also potentially lead to a recall of our products or more serious enforcement actions, or limitations on the indications for which our products may be used, or suspension or withdrawal of approval.

We cannot be certain that the coverage limits of the insurance policies or those of our strategic partners will be adequate. We further intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for our product candidates. We may not be able to obtain additional insurance or maintain our existing insurance coverage at a reasonable cost or at all. If we are unable to obtain sufficient insurance at an acceptable cost or if a claim is brought against us, whether fully covered by insurance or not, our business, results of operations and financial condition could be materially adversely affected.

The coverage and reimbursement status of newly approved healthcare drugs is uncertain and failure to obtain adequate coverage and reimbursement could limit our ability to market our products.

Our ability to commercialize any products successfully will depend in part on the extent to which reimbursement will be available from governmental and other third-party payors, both in the United States and in foreign markets. The amount reimbursed for our products may be insufficient to allow them to compete effectively with products that are reimbursed at a higher level. If the price we are able to charge for any products we develop is inadequate in light of our development costs, our profitability would be reduced.

Reimbursement by a governmental and other third-party payor may depend upon a number of factors, including the governmental and other third-party payor’s determination that the use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Obtaining reimbursement approval for a product from each third-party and governmental payor is a time consuming and costly process that could require us to provide supporting scientific, clinical and cost effectiveness data for the use of our products to each payor. We may not be able to provide data sufficient to obtain reimbursement.

Eligibility for coverage does not imply that any drug product will be reimbursed in all cases or at a rate that allows us to make a profit. Interim payments for new products, if applicable, may also not be sufficient to cover our costs and may not become permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on payments allowed for lower-cost drugs that are already reimbursed, may be incorporated into existing payments for other products or services and may reflect budgetary constraints and/or Medicare or Medicaid data used to calculate these rates. Net prices for products also may be reduced by mandatory discounts or rebates required by government health care programs or by any future relaxation of laws that restrict imports of certain medical products from countries where they may be sold at lower prices than in the United States.

The health care industry is experiencing a trend toward containing or reducing costs through various means, including lowering reimbursement rates, limiting therapeutic class coverage and negotiating reduced payment schedules with service providers for drug products. There have been, and we expect that there will continue to be, federal and state proposals to constrain expenditures for medical products and services, which may affect reimbursement levels for our future products. In addition, the Centers for Medicare and Medicaid Services frequently change product descriptors, coverage policies, product and service codes, payment methodologies and reimbursement values. Third-party payors often follow Medicare coverage policies and payment limitations in setting their own reimbursement rates and may have sufficient market power to demand significant price reductions.

Foreign governments tend to impose strict price controls, which may adversely affect our future profitability.

In some foreign countries, particularly in the European Union, prescription drug pricing is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidates to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our profitability would be reduced.

Risks Relating to the Our Business and Industry

Our failure to attract and retain skilled personnel could impair our product development and commercialization efforts.

Our success is substantially dependent on our continued ability to attract, retain and motivate highly qualified management, scientific and technical personnel and our ability to develop and maintain important relationships with leading institutions, clinicians and scientists. We are highly dependent upon our key management personnel, particularly John V. Talley, our President and Chief Executive Officer, Robert W. Cook, our Chief Financial Officer, Dr. Stephane Allard, our Chief Medical Officer and Dr. Ben Tseng, our Chief Scientific Officer. We are also dependent on certain scientific and technical personnel. The loss of the services of any member of senior management, or scientific or technical staff may significantly delay or prevent the achievement of product development, commercialization and other business objectives. Messrs. Talley and Cook have entered into employment agreements with EpiCept. However, either of them may decide to voluntarily terminate his employment with us. We do not maintain key-man life insurance on any of our employees.

We believe that we will need to recruit additional management and technical personnel. There is currently a shortage of, and intense competition for, skilled executives and employees with relevant scientific and technical expertise, and this shortage may continue. The inability to attract and retain sufficient scientific, technical and managerial personnel could limit or delay our product development efforts, which would reduce our ability to successfully commercialize product candidates and our business.

We expect to expand our operations, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to have significant growth in the scope of our operations as our product candidates are commercialized. To manage our anticipated future growth, we must implement and improve our managerial, operational and financial systems, expand facilities and recruit and train additional qualified personnel. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert management and business development resources. Any inability to manage growth could delay the execution of our business strategy or disrupt our operations.

Our competitors may develop and market drugs that are less expensive, safer, or more effective, which may diminish or eliminate the commercial success of any of our product candidates.

The biotechnology and pharmaceutical industries are highly competitive and characterized by rapid technological change. Because we anticipate that our research approach will integrate many technologies, it may be difficult for us to stay abreast of the rapid changes in technology. If we fail to stay at the forefront of technological change, we will be unable to compete effectively. Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of different approaches by one or more of our current or future competitors.

We will compete with Pfizer and Endo in the treatment of neuropathic pain; Purdue Pharmaceuticals, Johnson & Johnson and Endo in the treatment of post-operative pain; and Johnson & Johnson and others in the treatment of back pain. There are also many companies, both publicly and privately held, including well-known pharmaceutical companies and academic and other research institutions, engaged in developing pharmaceutical products for the treatment of life-threatening cancers and liver diseases.

Our competitors may:

•	develop and market product candidates that are less expensive and more effective than our future product candidates;

•	adapt more quickly to new technologies and scientific advances;

•	commercialize competing product candidates before we or our partners can launch any product candidates developed from our product candidates;

•	initiate or withstand substantial price competition more successfully than we can;

•	have greater success in recruiting skilled scientific workers from the limited pool of available talent;

•	more effectively negotiate third-party licenses and strategic alliances; and

•	take advantage of acquisition or other opportunities more readily than we can.

We will compete for market share against fully-integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, new companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors, either alone or together with their partners, may develop new product candidates that will compete with our product candidates, as these competitors may operate larger research and development programs or have substantially greater financial resources than us. Our competitors may also have significantly greater experience in:

•	developing drugs;

•	undertaking preclinical testing and human clinical trials;

•	building relationships with key customers and opinion-leading physicians;

•	obtaining and maintaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

•	These and other competitive factors may negatively impact our financial performance.

EpiCept GmbH, our German subsidiary, is subject to various risks associated with its international operations.

Our subsidiary, EpiCept GmbH, operates in Germany, and we face a number of risks associated with its operations, including:

•	difficulties and costs associated in complying with German laws and regulations;

•	changes in the German regulatory environment;

•	increased costs associated with operating in Germany;

•	increased costs and complexities associated with financial reporting; and

•	difficulties in maintaining international operations.

Expenses incurred by our German operations are typically denominated in euros. In addition, EpiCept GmbH has incurred indebtedness that is denominated in euros and requires that interest be paid in euros. As a result, our costs of maintaining and operating our German subsidiary, and the interest payments and costs of repaying its indebtedness, increase if the value of the U.S. dollar relative to the euro declines.

Risks Relating to Intellectual Property

If we are unable to protect our intellectual property, our competitors could develop and market products with features similar to our products and demand for our products may decline.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our technologies and product candidates as well as successfully defending these patents and trade secrets against third party challenges. We will only be able to protect our intellectual property from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. In addition, changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of the combined organization’s intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third party patents.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•	we might not have been the first to make the inventions covered by each of its pending patent applications and issued patents, and we could lose our patent rights as a result;

•	we might not have been the first to file patent applications for these inventions or our patent applications may not have been timely filed, and we could lose our patent rights as a result;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications will result in issued patents;

•	our issued patents may not provide a basis for commercially viable drugs or therapies, may not provide us with any protection from unauthorized use of our intellectual property by third parties, and may not provide us with any competitive advantages;

•	our patent applications or patents may be subject to interference, opposition or similar administrative proceedings;

•	the organization may not develop additional proprietary technologies that are patentable; or

•	the patents of others may have an adverse effect on our business.

Moreover, the issuance of a patent is not conclusive as to its validity or enforceability and it is uncertain how much protection, if any, will be afforded by our patents if we attempt to enforce them and they are challenged in court or in other proceedings, such as oppositions, which may be brought in U.S. or foreign jurisdictions to challenge the validity of a patent. A third party may challenge the validity or enforceability of a patent after its issuance by the U.S. Patent and Trademark Office, or USPTO. It is possible that a third party could attempt to challenge the validity or enforceability of EpiCept’s two issued patents related to LidoPAIN SP based upon a short videotape prepared by the inventor more than one year prior to the filing of the initial patent application related to LidoPAIN SP. It is possible that a third party could attempt to challenge the validity and enforceability of these patents based on the videotape and/or its nondisclosure to the USPTO.

The defense and prosecution of intellectual property suits, interferences, oppositions and related legal and administrative proceedings in the United States are costly, time consuming to pursue and result in diversion of resources. The outcome of these proceedings is uncertain and could significantly harm our business.

We will also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We will use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific partners and other advisors may unintentionally or willfully disclose its confidential information to competitors. Enforcing a claim that a third party improperly obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

If we are not able to defend the patent protection position of our technologies and product candidates, then we will not be able to exclude competitors from marketing product candidates that directly compete with our product candidates, and we may not generate enough revenue from our product candidates to justify the cost of their development and to achieve or maintain profitability.

If we are sued for infringing intellectual property rights of third parties, such litigation will be costly and time consuming, and an unfavorable outcome could increase our costs or have a negative impact on our business.

Our ability to commercialize our products depends on our ability to sell our products without infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending applications, which are owned by third parties, exist with respect to the therapeutics utilized in our product candidates and topical delivery mechanisms. Because we are utilizing existing therapeutics, we will continue to need to ensure that we can utilize these therapeutics without infringing existing patent rights. Accordingly, we have reviewed related patents known to us and, in some instances, licensed related patented technologies. In addition, because patent applications can take several years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that the combined organization’s product candidates may infringe. There could also be existing patents of which we are not aware that our product candidates may inadvertently infringe.

We cannot assure you that any of our product candidates infringe the intellectual property of others. There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. If a third party claims that we infringe on their technology, we could face a number of issues that could increase its costs or have a negative impact on its business, including:

•	infringement and other intellectual property claims which, with or without merit, can be costly and time consuming to litigate and can delay the regulatory approval process and divert management’s attention from our core business strategy;

•	substantial damages for past infringement, which we may have to pay if a court determines that our products infringes a competitor’s patent;

•	an injunction prohibiting us from selling or licensing our product unless the patent holder licenses the patent to us, which the holder is not required to do; and

•	if a license is available from a patent holder, we may have to pay substantial royalties or grant cross licenses to our patents.

We may be subject to damages resulting from claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees were previously employed at other biotechnology or pharmaceutical companies, including competitors or potential competitors. We may be subject to claims that we or these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary claims, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain product candidates, which could severely harm our business. Litigation could result in substantial costs and be a distraction to management.

Risks Relating to our Common Stock

Our common stock may be delisted from The Nasdaq Capital Market, which may make it more difficult for you to sell your shares.

If we fail to maintain the qualification for our common stock to trade on the Nasdaq Capital Market, our securities would be delisted. Factors giving rise to such delisting include a minimum bid price being less than $1.00 per share for ten consecutive days, with a 30 day period to cure. In the past our common stock has traded below $1.00 and may continue to do so in the future. If this occurs, our stock would be delisted and the liquidity of the our common stock would be impaired as there would be no market for the shares.

The warrants in this offering are not currently exercisable and may not be exercisable in the future.

Currently, we do not have sufficient authorized capital stock to issue any of the shares of common stock issuable upon exercise of the warrants. We intend to pursue stockholder approval of an amendment to our certificate of incorporation to increase the amount of authorized common stock at our annual meeting of stockholders to be held in the second quarter. However, we can not assure you that any such stockholder approval will be obtained. If we are unable to obtain such stockholder approval, these warrants will not be exercisable in the future.

We expect that our stock price will fluctuate significantly due to external factors.

Since January 30, 2007, our common stock trades on The Nasdaq Capital Market and on the OM Stockholm Exchange. From January 5, 2006 through January 29, 2007, our common stock traded on The Nasdaq National Market. Prior to January 4, 2006, our common stock did not trade on an exchange. Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market prices of the common stock and our ability to raise equity capital in the future.

The volatility of biopharmaceutical stocks often does not relate to the operating performance of the companies represented by the stock. Factors that could cause this volatility in the market price of our common stock include:

•	results from and any delays in our clinical trial programs;

•	announcements concerning our collaborations with Endo Pharmaceuticals Inc., Myriad Genetics, Inc. and DURECT Corporation or future strategic alliances;

•	delays in the development and commercialization of our product candidates due to inadequate allocation of resources by our strategic collaborators or otherwise;

•	market conditions in the broader stock market in general, or in the pharmaceutical and biotechnology sectors in particular;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	actual and anticipated fluctuations in our quarterly financial and operating results;

•	developments or disputes concerning our intellectual property or proprietary rights;

•	introduction of technological innovations or new commercial products by us or our competitors;

•	additions or departures of key personnel;

•	FDA or international regulatory actions affecting us or our industry;

•	our ability to maintain our listing on the The Nasdaq Capital Market, including if we cannot keep our minimum bid price per share above $1.00;

•	issues in manufacturing our product candidates;

•	market acceptance of our product candidates;

•	third party healthcare reimbursement policies; and

•	litigation or public concern about the safety of our product candidates.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise reduce the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

If the ownership of our common stock continues to be highly concentrated, it may prevent stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

Our executive officers, directors and their affiliates beneficially own or control approximately 15.15% of the outstanding shares of our common stock as of March 5, 2008. Accordingly, these executive officers, directors and their affiliates, acting as a group, will have influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders. The significant concentration of stock ownership may cause the trading price of our common stock to decline due to investor perception that conflicts of interest may exist or arise.

If securities or industry analysts do not publish research or reports about us, if they change their recommendations regarding our stock adversely or if our operating results do not meet their expectations, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

Future sales of common stock by our existing stockholders may cause our stock price to fall.

The market price of our common stock could decline as a result of sales by our existing stockholders in the market or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of us, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for you to change management.

Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. This is because these provisions may prevent or frustrate attempts by stockholders to replace or remove our management. These provisions include:

•	a classified board of directors;

•	a prohibition on stockholder action through written consent;

•	a requirement that special meetings of stockholders be called only by the board of directors or a committee duly designated by the board of directors whose powers and authorities include the power to call such special meetings;

•	advance notice requirements for stockholder proposals and nominations; and

•	the authority of the board of directors to issue preferred stock with such terms as the board of directors may determine.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person that together with its affiliates owns or within the last three years has owned 15% of voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of us.

As a result of these provisions in our charter documents and Delaware law, the price investors may be willing to pay in the future for shares of our common stock may be limited.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never paid cash dividends on any of our classes of capital stock to date, and we intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of existing or any future debt may preclude us from paying these dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

The requirements of being a public company may strain our resources and distract management.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act and the listing requirements of The Nasdaq Capital Market and the OM Stockholm Exchange. The obligations of being a public company require significant additional expenditures and place additional demands on our management as we comply with the reporting requirements of a public company. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

Risks related to our Standby Equity Distribution Agreement (SEDA)

Existing stockholders will experience significant dilution from our sale of shares under the SEDA.

Although we have not done so any sale of shares pursuant to our standby equity distribution agreement will have a dilutive impact on our stockholders. As a result, the market price of our common stock could decline significantly as we sell shares pursuant to the SEDA. In addition, for any particular advance, we will need to issue a greater number of shares of common stock under the standby equity distribution agreement as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution.

The investor under the SEDA will pay less than the then-prevailing market price of our common stock

The common stock to be issued under the standby equity distribution agreement will be issued at 97% of the lowest daily volume weighted average price of our common stock during the five consecutive trading days immediately following the date we send an advance notice to the investor. These discounted sales could cause the price of our common stock to decline.

The sale of our stock under the SEDA could encourage short sales by third parties, which could contribute to the further decline of our stock price.

The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the SEDA could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

We may not be able to access sufficient funds under the SEDA when needed.

Our ability to raise funds under the SEDA is limited by a number of factors, including the fact that the maximum advance amount is limited by the greater of $200,000 or the variable weighted average price of the common stock during the five trading days immediately prior to such advance notice multiplied by the average daily volume traded for the common stock during the same five trading days prior to such advance notice, we may not submit any request for an advance within five trading days of a prior request, we may have concerns about the impact of an advance on the stock price, and we may not be able to use the facility because we are in possession of material nonpublic information.

We may be limited in the amount we can raise under the SEDA because of concerns about selling more shares into the market than the market can absorb without a significant price adjustment.

We will want to avoid placing more shares into the market than the market’s ability to absorb without a significant downward pressure on the price of our common stock. This potential adverse impact on the stock price may limit our willingness to use the SEDA. Until there is a greater trading volume, it seems unlikely that we will be able to access the maximum amount we can draw without an adverse impact on the stock price.

We will not be able to use the SEDA when we are in possession of material nonpublic information.

Whenever we are issuing shares to YA Global Investments, L.P., we will be deemed to be involved in an indirect primary offering. We cannot engage in any offering of securities without disclosing all information that may be material to an investor in making an investment decision. Accordingly, we may be required to either disclose such information in a registration statement or refrain from using the SEDA.

We will not be able to use the SEDA if the shares to be issued in connection with an advance would result in YA Global Investments, L.P. owning more than 9.9% of our outstanding common stock.

Under the terms of the SEDA, we may not request advances if the shares to be issued in connection with such advances would result in YA Global Investments, L.P. and its affiliates owning more than 9.9% of our outstanding common stock. As of December 31, 2007, YA Global Investment’s beneficial ownership of our common stock was 1.64% per schedule 13G, Amendment No. 1, filed with the SEC on February 13, 2008. We will be permitted to make limited draws on the SEDA so long as YA Global Investment’s beneficial ownership of our common stock (taking into account such 9.9% ownership limitation) remains lower than 9.9%. A possibility exists that YA Global Investments and its affiliates may own more than 9.9% of our outstanding common stock (whether through open market purchases, retention of shares issued under the SEDA, or otherwise) at a time when we would otherwise plan to obtain an advance under the SEDA.

YA Global Investments, L.P. may sell shares of our common stock after we deliver an advance notice during the pricing period, which could cause our stock price to decline.

YA Global Investments, L.P., is deemed to beneficially own the shares of common stock corresponding to a particular advance on the date that we deliver an advance notice to YA Global Investments, which is prior to the date the shares are delivered to YA Global Investments. YA Global Investments may sell such shares any time after we deliver an advance notice. Accordingly, YA Global Investments may sell such shares during the pricing period. Such sales may cause our stock price to decline and if so would result in a lower volume weighted average price during the pricing period, which would result in us having to issue a larger number of shares of common stock to YA Global Investments in respect of the advance.

The SEDA will restrict our ability to engage in alternative financings.

Because of the structure of standby equity distribution transactions, we will be deemed to be involved in a near continuous indirect primary public offering of our securities. As long as we are deemed to be engaged in a public offering, our ability to engage in a private placement will be limited because of integration concerns.

The pricing is relatively expensive if only a small part of the facility is ever used.

We have not decided how much of the commitment amount under the SEDA we will use. The pricing ($25,000 structuring fee, $5,000 due diligence fee, $450,000 commitment fee, 3% discount plus $500 to the investor on each advance) is relatively expensive if only a small part of the facility is ever used.

Private equity lines are relatively new concepts and it is not clear how the courts and the SEC will treat them.

Private equity lines of credit are relatively recent creations and differ in significant ways from traditional PIPE financing transactions. The staff of the SEC’s Division of Corporation Finance has taken the position that, as long as certain criteria are met, the staff will not recommend enforcement action with respect to the private equity lines of credit or the related resale’’ registration statement. It should be noted however, that the staff’s position, although significant, is not a definitive interpretation of the law and is not binding on courts. Accordingly, there is a risk that a court may find this type of financing arrangement, or the manner in which it is implemented, to violate securities laws.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $[•] million at a public offering price of $[•] per unit, after deducting the placement agent’s fee and estimated offering expenses. We expect to add substantially all of the net proceeds of the sale of securities by us to our general funds for general corporate purposes, including capital expenditures, working capital, the repayment or reduction of long-term and short-term debt, and acquisitions of businesses, products, product rights or technologies. We may invest funds that we do not immediately require in short-term marketable securities.

We may also receive proceeds from the issuance of shares of common stock upon exercise of warrants. If the warrants issued in connection with the offering are exercised for cash, we estimate that we may receive up to an additional $[•] million. We intend to use any proceeds that we may receive from the issuance of shares of our common stock upon exercise of warrants to meet our working capital needs and for general corporate purposes. If the warrants issued in connection with the offering are exercised pursuant to their cashless exercise provision, we will not receive any additional proceeds from such exercise.

DESCRIPTION OF WARRANTS

The warrants represent the right to purchase up to [•] shares of common stock at an initial exercise price equal to $[•] per share. Each warrant may be exercised at any time and from time to time on or after the six month anniversary of the original issue date and through and including [•].

The warrants are subject to customary, pro rata anti-dilution provisions for stock splits or recapitalizations. This summary of certain terms and provision of the warrants are qualified in their entirety by reference to the detailed provisions of the warrants, the form of which was filed as an exhibit to a current report on Form 8-K that is incorporated herein by reference.

A warrant may be transferred by a holder without our consent upon surrender of the warrant to us, properly endorsed (by the holder executing an assignment in the form attached to the Warrant).

The exercise price and the number of shares of common stock are subject to adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property or we consummate a sale of substantially all of our assets, then following that event, a sale of substantially all of our assets, then following that event, the holders of warrants will be entitled to receive upon exercise of the warrants the land and amount of securities, cash or other property which the holders would have received if they had exercised their warrants prior to such reorganization event.

Under certain circumstances, a holder may exercise its warrant by means of a ‘‘cashless exercise’’ in which case the holder will pay the exercise price for such warrant with shares of common stock issuable upon exercise of the warrant. In such circumstances, we would not receive any additional cash in connection with any such exercise.

PLAN OF DISTRIBUTION

We are offering shares of common stock and warrants (together with the underlying shares of common stock) through the placement agent. Subject to the terms and conditions contained in the placement agent agreement, dated [        , 2008], Rodman & Renshaw, LLC has agreed to act as placement agent for the sale of shares of our common stock, par value $0.0001 per share, and warrants to purchase shares of our common stock offered in this prosepctus supplement. The placement agent is not purchasing or selling any shares or warrants offered by this prosepctus supplement and the accompanying prospectus, but have agreed to use reasonable efforts to arrange for the sale of all of the shares and warrants offered by this prospectus supplement and the accompanying prospectus.

The placement agent has arranged for the sale to one or more purchasers of the shares of common stock and warrants offered pursuant to this prospectus supplement and the accompanying prospectus through direct purchase agreements between the purchasers and us. In exchange for these placement agent services, we have agreed to pay the placement agent a cash fee payable immediately upon the closing of the placement equal to [•%] of the securities offered under this prospectus supplement and accompanying prospectus. The placement agent will receive [$•] in cash related to the sale of the shares and warrants offered by this prospectus supplement and the accompanying prospectus. In addition, we will also reimburse the placement agent for up to [$•] of legal and out of pocket expenses incurred by them.

Our obligation to issue and sell shares to the purchasers is subject to the conditions set forth in the purchase agreements, which may be waived by us in our discretion. A purchaser’s obligation to purchase shares is subject to conditions set forth in the purchase agreement as well, which also may be waived.

From time to time, we may issue up to [•] shares of our common stock (subject to adjustment) upon exercise of the warrants. These shares may be sold by the holders thereof from time to time. The warrants are not listed on any exchange and an active trading market for the warrants may not develop.

A warrant may be transferred by a holder without our consent upon surrender of the warrant to us, properly endorsed (by the holder executing an assignment in the form attached to the Warrant).

We currently anticipate that the sale of up to [•] shares of our common stock and up to [•] warrants will be completed on or about [        , 2008]. We estimate the total expenses of this offering which will be payable by us, excluding the fees payable to the placement agent, will be approximately $[•].

We have agreed to indemnify the placement agent and purchasers against liabilities under the Securities Act.

The placement agent agreement with Rodman & Renshaw, LLC is included as an exhibit to our Current Report on Form 8-K that was filed with the SEC on [        , 2008] in connection with the consummation of this offering.

In order to facilitate the offering of the securities, the placement agent may engage in transactions that stabilize, maintain or otherwise affect the market price of our securities. Any of these activities may maintain the market price of our securities at a level above that which might otherwise prevail in the open market. The placement agent is not required to engage in these activities and if commenced, may end any of these activities at any time. Neither we nor the placement agent make any representation or prediction as to the effect that these transactions may have on the market price of our securities. These transactions may occur on The Nasdaq Capital Market, the OMX Nordic Exchange or otherwise. Any such transactions will be conducted in compliance with Regulation M under the Securities Exchange Act of 1934.

LEGAL MATTERS

The validity of the issuance of securities offered by this prospectus supplement have been passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

The documents incorporated by reference into this prospectus supplement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Investor Relations
EpiCept Corporation
777 Old Saw Mill River Road
Tarrytown, NY 10591
(914) 606-3500

We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding EpiCept and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our website at www.epicept.com.

Reports, proxy statements and other information regarding us may also be inspected at:

The National Association of Securities Dealers
1735 K Street, N.W.
Washington, D.C. 20006

We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities to be sold hereunder. This prospectus supplement and the accompanying prospectus have been filed as part of that registration statement. This prospectus supplement does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to ‘‘incorporate by reference’’ into this prospectus supplement and the accompanying prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. All documents that EpiCept subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, will be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this prospectus supplement and the accompanying prospectus, a Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this prospectus supplement and the accompanying prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed ‘‘filed’’ with the SEC, including information furnished pursuant to Item 2.02 or 7.01 of Form 8-K.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Definitive Proxy Statement on Schedule 14A dated March 2, 2007, relating to our special meeting of stockholders held on April 6, 2007;

•	Definitive Proxy Statement on Schedule 14A dated April 23, 2007, relating to our annual meeting of stockholders held on May 23, 2007;

•	Current Report on Form 8-K filed February 5, 2007;

•	Current Report on Form 8-K filed April 9, 2007;

•	Current Report on Form 8-K filed April 10, 2007;

•	Amended Current Report on Form 8-K filed April 11, 2007;

•	Current Report on Form 8-K filed May 30, 2007;

•	Current Report on Form 8-K filed June 29, 2007;

•	Current Report on Form 8-K filed August 27, 2007;

•	Current Report on Form 8-K filed October 11, 2007;

•	Current Report on Form 8-K filed November 9, 2007;

•	Current Report on Form 8-K filed November 26, 2007;

•	Current Report on Form 8-K filed December 5, 2007;

•	Current Report on Form 8-K filed December 21, 2007;

•	Current Report on Form 8-K filed January 11, 2008;

•	Current Report on Form 8-K filed January 30, 2008;

•	Current Report on Form 8-K filed February 28, 2008;

•	Current Report on Form 8-K filed February 29, 2008; and

•	Current Report on Form 8-K filed March 5, 2008.

Copies of these filings are available free of charge by writing to EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Robert W. Cook, Secretary, or by telephoning us at (914) 606-3500.

Any statement made in this prospectus supplement and the accompanying prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus supplement and the accompanying prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PROSPECTUS

$50,000,000

Common Stock, par value $0.0001 per share
Preferred Stock, par value $0.0001 per share
Debt Securities
Convertible Debt Securities
Warrants

This prospectus relates solely to the offer and sale, from time to time, of equity and debt securities of EpiCept Corporation (‘‘EpiCept’’ or the ‘‘Company’’) by us. The securities are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended.

We may offer the securities from time to time in amounts and on terms as we may determine, through public or private transactions or through other means described in the section entitled ‘‘Plan of Distribution’’ beginning on page 15.

Each time our securities are offered, we will provide a prospectus supplement containing more specific information about the particular offering and attach it to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement which includes a description of the method and terms of this offering.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplements will provide the specific terms of the plan of distribution.

Our common stock is dual-listed on The Nasdaq Capital Market and the OMX Nordic Exchange under the ticker symbol ‘‘EPCT.’’ The last reported sale price of our common stock on August 31, 2007 was $1.64 per share. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter system. If we decide to seek a listing for any of our other securities, that will be disclosed in a prospectus supplement.

Investing in our securities involves risks. See ‘‘Risk Factors’’ beginning on page 2 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 18, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the ‘‘Commission’’) using a ‘‘shelf’’ registration process. Under this shelf registration process, we may, from time to time, offer and/or sell the securities referenced herein in one or more offerings. Each time our securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading ‘‘Incorporation of Certain Documents by Reference.’’

You should rely only on the information contained in this prospectus, any applicable prospectus supplement and those documents incorporated by reference herein. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement or incorporated herein or herein by reference. This prospectus may only be used where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus, any prospectus supplement or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents. Neither the delivery of this prospectus or any prospectus supplement, nor any sale made under this prospectus or any prospectus supplement will, under any circumstances, imply that the information in this prospectus or any prospectus supplement is correct as of any date after the date of this prospectus or any such prospectus supplement.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the registration statement of which it forms a part, any prospectus supplement and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. We use words such as ‘‘anticipates,’’ ‘‘believes,’’ ‘‘plans,’’ ‘‘expects,’’ ‘‘future,’’ ‘‘intends,’’ ‘‘will,’’ ‘‘foresee’’ and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled ‘‘Risk Factors’’ beginning on page 2 of this prospectus. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, EpiCept undertakes no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

ii

ABOUT EPICEPT

This summary description of us and our business highlights selected information about us contained elsewhere in this prospectus or incorporated herein by reference. This summary may not contain all of the information about us that you should consider before buying securities in this offering. You should carefully read this entire prospectus, any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, before making an investment decision. As used herein, ‘‘EpiCept’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our’’ refer to EpiCept Corporation and its subsidiaries.

We are a specialty pharmaceutical company focused on the development of pharmaceutical products for the treatment of cancer and pain. Our lead oncology product candidate is Ceplene, which had been submitted for European registration as remission maintenance therapy in the treatment of acute myeloid leukemia, or AML, specifically for patients who are in their first complete remission (CR-1). Two other oncology compounds are in development, one of which has commenced a Phase II clinical trial and the second of which entered clinical development in late 2006. Our mid-to-late stage pain product candidates are: EpiCept NP-1, a prescription topical analgesic cream designed to provide effective long-term relief of peripheral neuropathies; LidoPAIN SP, a sterile prescription analgesic patch designed to provide sustained topical delivery of lidocaine to a post-surgical or post-traumatic sutured wound while also providing a sterile protective covering for the wound; and LidoPAIN BP, a prescription analgesic non-sterile patch designed to provide sustained topical delivery of lidocaine for the treatment of acute or recurrent lower back pain. Our portfolio of pain management and oncology product candidates allows us to be less reliant on the success of any single product candidate.

None of our product candidates has been approved by the U.S. Food and Drug Administration (‘‘FDA’’) or any comparable agency in another country and we have yet to generate product revenues from any of our product candidates in development.

Our executive offices are located at 777 Old Saw Mill River Road, Tarrytown, NY 10591, our telephone number at that location is (914) 606-3500, and our website can be accessed at www.epicept.com. Information contained in our website does not constitute part of this prospectus.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the specific risks described under the heading ‘‘Risk Factors’’ in the applicable prospectus supplement and under the caption ‘‘Risk Factors’’ in any of our filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated herein by reference, before making an investment decision. Each of the risks described in these headings could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment. For more information, see ‘‘Where You Can Find More Information’’ and ‘‘Incorporation of Certain Documents By Reference.’’ Risks related to specific securities will be described in the applicable prospectus supplement relating to those securities.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement accompanying this prospectus, we expect to add substantially all of the net proceeds of the sale of securities by us to our general funds for general corporate purposes, including capital expenditures, working capital, the repayment or reduction of long-term and short-term debt, and acquisitions of businesses, products, product rights or technologies. We may invest funds that we do not immediately require in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	For the Year Ended December 31,					For the Six Months Ended June 30, 2007
	2002	2003	2004	2005	2006
Ratio of earnings to fixed charges(1)	N/A	N/A	N/A	N/A	N/A	N/A
Deficiency of earnings available to cover fixed charges (in thousands)(2)	$(9,877)	$(10,035)	$(7,883)	$(7,499)	$(65,453)	$(14,714)

(1)	In each of the periods presented, we incurred a net loss. Thus, our earnings were insufficient to cover our fixed charges.
(2)	The deficiency of earnings is equivalent to net loss before income tax expense/benefit.

SECURITIES WE MAY OFFER

We may, from time to time offer under this prospectus, separately or together:

•	common stock

•	preferred stock

•	senior, subordinated or convertible debt securities

•	warrants to purchase equity securities; and

•	units

The aggregate initial offering price of the offered securities will not exceed $50,000,000.

DESCRIPTION OF CAPITAL STOCK

General

Our restated certificate of incorporation authorizes 75,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value. The foregoing and the following description of capital stock give effect to the restated certificate of incorporation and by the provisions of the applicable Delaware law.

Common Stock

As of August 14, 2007, EpiCept had 37,544,993 shares of common stock outstanding that were held of record by approximately 95 stockholders.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of EpiCept’s liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our board of directors has the authority, without action by its stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock; any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company without further action by the stockholders.

Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

•	the number of shares in the series of preferred stock;

•	the designation for the series of preferred stock by number, letter or title that will distinguish the series from any other series of preferred stock;

•	the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the liquidation preference per share of that series of preferred stock; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

Warrants

As of August 14, 2007, the following warrants were outstanding:

•	Upon the closing of the merger with Maxim Pharmaceuticals, Inc. on January 4, 2006, we issued warrants to purchase approximately 0.3 million shares at an exercise price range of $13.48 – $37.75 per share of our common stock in exchange for Maxim’s warrants.

•	On February 9, 2006, we raised $11.6 million gross proceeds through a private placement of common stock and common stock purchase warrants. Five year common stock purchase warrants were issued to the investors granting them the right to purchase approximately 1 million shares of our common stock at a price of $4.00 per share.

•	On August 30, 2006, we entered into a senior secured term loan in the amount of $10.0 million with Hercules Technology Growth Capital. Inc. Five year common stock purchase warrants were issued to Hercules granting them the right to purchase 0.5 million shares of our common stock at an exercise price of $2.65 per share. As a result of certain anti-dilution adjustments resulting from a financing consummated by us on December 21, 2006 and an amendment entered into on January 26, 2007, the terms of the warrants issued to Hercules Technology Growth Capital, Inc. were adjusted to grant Hercules the right to purchase an aggregate of 0.9 million shares of our common stock at an exercise price of $1.46 per share.

•	On December 21, 2006, we raised approximately $10.0 million gross proceeds through a private placement of common stock and common stock purchase warrants. Five year common stock purchase warrants were issued to the investors granting them the right to purchase approximately 3.9 million shares of our common stock at a price of $1.47 per share.

•	On June 28, 2007, we raised approximately $10.0 million gross proceeds through a private placement of common stock and common stock purchase warrants. Five year common stock purchase warrants were issued to the investors granting them the right to purchase approximately 2.6 million shares of our common stock at an exercise price of $2.93 per share.

•	On August 1, 2007, we issued five year common stock purchase warrants to Epitome Analgesics Inc. granting them the right to purchase approximately 0.3 million shares of our common stock at a price of $1.96 per share.

Registration Rights

In consideration for the termination of an existing registration rights agreement and in anticipation of the merger with Maxim, we entered into a registration rights agreement pursuant to which TVM III Limited Partnership, TVM IV GmbH & Co. KG, Private Equity Direct Finance, The Merlin Biosciences Fund L.P., The Merlin Biosciences Fund GbR, the Sanders Investors and Mr. John V. Talley were granted registration rights with respect to their shares of common stock following the completion of the merger with Maxim. These registration rights include customary demand and piggyback registration rights. There are a total of 4,578,151 shares of common stock that are subject to these registration rights.

In connection with the each of the private placements conducted on February 9, 2006, August 30, 2006, December 21, 2006 and June 28, 2007, we entered into customary registration rights agreements granting the holders of common stock purchase warrants representing an aggregate of 7,882,269 shares of common stock the right to require us to register the common stock issuable upon exercise of their warrants. The shares underlying the warrants sold in February 2006, August 2006, December 2006 and June 2007 were already registered with the SEC. We are also required to file a registration statement for the common stock issuable to Cornell Capital Partners pursuant to the SEDA on or prior to the first sale of common stock thereunder to Cornell Capital Partners.

Anti-Takeover Provisions

Provisions of Delaware law and the restated certificate of incorporation and amended bylaws to be in effect upon the closing of the merger could make the acquisition of EpiCept through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits provided its ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. EpiCept believes the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Effects of Some Provisions of Delaware Law.   Upon the closing of the merger, we will be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a ‘‘business combination’’ with an ‘‘interested stockholder’’ for a period of three years following the date the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a ‘‘business combination’’ for these purposes includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An ‘‘interested stockholder’’ for these purposes is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities, we expect the existence of this provision to have an anti-takeover effect with respect to transactions its board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Anti-Takeover Effects of Provisions of the Charter Documents.   Our restated certificate of incorporation provides for our board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquiring party obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions. Our restated certificate of incorporation to be in effect upon the closing of the merger also provides that directors may be removed with cause by the affirmative vote of the holders of 75% of the outstanding shares of common stock.

Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. Our amended bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, the amended and restated bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the amended and restated certificate of incorporation or the amended and restated bylaws. The amended and restated bylaws authorize a majority of our board of directors, the chairman of the board or the chief executive officer to call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to such time as a majority of the board of directors believed or the chief executive officer believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual meeting.

Delaware law provides that stockholders may execute an action by written consent in lieu of a stockholder meeting. However, Delaware law also allows us to eliminate stockholder actions by written consent. Elimination of written consents of stockholders may lengthen the amount of time required to take stockholder actions since actions by written consent are not subject to the minimum notice requirement of a stockholder’s meeting. However, we believe that the elimination of stockholders’ written consents may deter hostile takeover attempts. Without the availability of stockholders’ actions by written consent, a holder controlling a majority of our capital stock would not be able to amend its bylaws or remove directors without holding a stockholders meeting. The holder would have to obtain the consent of a majority of the board of directors, the chairman of the board or the chief executive officer to call a stockholders meeting and satisfy the notice periods determined by the board of directors. The restated certificate of incorporation provides that stockholders may not act by written consent.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, located at 59 Maiden Lane, Plaza Level, New York, NY 10038.

DESCRIPTION OF DEBT SECURITIES THAT WE MAY OFFER

The following summary of the terms of the debt securities describes general terms that apply to the debt securities. The debt securities offered pursuant to this prospectus will be unsecured obligations and will be either senior debt, subordinated debt and/or convertible debt. The particular terms of any debt securities will be described more specifically in each prospectus supplement relating to those debt securities. Where any provision in an accompanying prospectus supplement is inconsistent with any provision in this summary, the prospectus supplement will control.

Debt securities will be issued under an indenture. We summarize the indenture below. Where we make no distinction in our summary between senior debt securities and subordinated debt securities the applicable information refers to any debt securities and the indenture. Since this is only a summary, it does not contain all of the information that may be important to you. A form of indenture relating to debt securities, along with a form of debt securities are exhibits to the registration statement of which this prospectus is a part. The form of executed indenture will be incorporated by reference from a current report on Form 8-K. We encourage you to read those documents, including the executed indenture because the executed indenture, and not this summary, will govern your rights as a holder of debt securities.

General

The indenture will not limit the aggregate principal amount of debt securities we may issue and will provide that we may issue debt securities thereunder from time to time in one or more series. The indenture will not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness as described below, which we or our subsidiaries may issue. Under the indenture, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of the series or establish additional terms of the series.

Unless otherwise provided in a prospectus supplement, any senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and senior indebtedness, and the subordinated debt securities will be unsecured obligations of ours and, as set forth below under ‘‘— Subordinated Debt Securities,’’ will be subordinated in right of payment to all of our senior indebtedness.

Because many of our assets are held in subsidiaries established in connection with financing transactions, our rights and the rights of our creditors (including the holders of debt securities) and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

You should refer to the prospectus supplement that accompanies this prospectus for a description of the specific series of debt securities we are offering by that prospectus supplement. The terms may include:

•	the title and specific designation of the debt securities, including whether they are senior debt securities or subordinated debt securities, and if subordinated, the degree to which the subordinated debt securities will be senior or subordinated to our indebtedness in right of payment;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	whether the debt securities are to be issuable as registered securities, as bearer securities or alternatively as bearer securities and registered securities, and if as bearer securities, whether interest on any portion of a bearer security in global form will be paid to any clearing organizations;

•	the currency or currencies, or composite currencies, in which the debt securities will be denominated and in which we will make payments on the debt securities;

•	the date or dates on which we must pay principal;

•	the rate or rates at which the debt securities will bear interest or the manner in which interest will be determined, if any interest is payable;

•	the date or dates from which any interest will accrue, the date or dates on which we must pay interest and the record date for determining who is entitled to any interest payment;

•	the place or places where we must pay the debt securities and where any debt securities issued in registered form may be sent for transfer or exchange;

•	the terms and conditions on which we may, or may be required to, redeem the debt securities;

•	the terms and conditions of any sinking fund;

•	the terms and conditions of modifications, amendments and waivers of any terms of the debt securities;

•	if other than denominations of $1,000, the denominations in which we may issue the debt securities;

•	the amount we will pay if the maturity of the debt securities is accelerated;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	events of default or covenants (including relating to merger, consolidations and sales of assets) that apply to the debt securities;

•	whether the debt securities will be defeasible; and

•	any other terms of the debt securities and any other deletions from or modifications or additions to the indenture in respect of the debt securities, including those relating to the subordination of any debt securities.

Unless the applicable prospectus supplement specifies otherwise, the debt securities will not be listed on any securities exchange.

Unless the applicable prospectus supplement specifies otherwise, we will issue the debt securities in fully registered form without coupons. If we issue debt securities of any series in bearer form, the applicable prospectus supplement will describe the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to those debt securities and to payment on and transfer and exchange of those debt securities. Debt securities issued in bearer form will be transferable by delivery.

Unless otherwise stated in the prospectus supplement, we will pay principal, premium, interest and additional amounts, if any, on the debt securities at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). We may pay interest on debt securities issued in registered form by check mailed to the address of the persons entitled to the payments or we may pay by transfer to their U.S. bank accounts. Interest on debt securities issued in registered form will be payable on any interest payment date to the registered owners of the debt securities at the close of business on the regular record date for the interest payment. We will name in the prospectus supplement all paying agents we initially designate for the debt securities. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place where payments on the debt securities are payable.

Unless otherwise stated in the prospectus supplement, the debt securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if we or the security registrar so requires) or exchanged for other debt securities of the same series (containing identical terms and provisions, in any authorized denominations, and in the same aggregate principal amount) at the office or agency we maintain for that purpose (initially the corporate trust office of the trustee). There will be no service charge for any transfer or exchange, but we may require payment sufficient to cover any tax or other governmental charge or expenses payable in connection with the transfer or exchange. We will not be required to:

•	issue, register the transfer of, or exchange, debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities and ending at the close of business on the day of such mailing or

•	register the transfer of or exchange any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

We shall appoint the trustee as security registrar. Any transfer agent (in addition to the security registrar) we initially designate for any debt securities will be named in the related prospectus supplement. We may designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where any payments on the debt securities are payable.

Unless otherwise stated in the prospectus supplement, we will issue the debt securities only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000. The debt securities may be represented in whole or in part by one or more global debt securities. Each global security will be registered in the name of a depositary or its nominee and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer. Interests in a global security will be shown on records maintained by the depositary and its participants, and transfers of those interests will be made as described below. Provisions relating to the use of global securities are more fully described below in the section entitled ‘‘Use of Global Securities.’’

We may issue the debt securities as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. We will describe certain special U.S. federal income tax and other considerations applicable to any debt securities that are issued as original issue discount securities in the applicable prospectus supplement.

If the purchase price of any debt securities is payable in one or more foreign currencies or currency units, or if any debt securities are denominated in one or more foreign currencies or currency units, or if any payments on the debt securities are payable in one or more foreign currencies or currency units, we will describe the restrictions, elections, certain U.S. federal income tax considerations, specific terms and other information about the debt securities and the foreign currency or currency units in the prospectus supplement.

We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

Subordinated Debt Securities

Unless otherwise provided in the applicable prospectus supplement, the following provisions will apply for subordinated debt securities.

Before we pay the principal of, premium, if any, and interest on, the subordinated debt securities, we must be current and not in default on payment in full of all of our senior indebtedness. Senior indebtedness includes all of our indebtedness as described below, except for:

•	obligations issued or assumed as the deferred purchase price of property;

•	conditional sale obligations;

•	obligations arising under any title retention agreements;

•	indebtedness relating to the applicable subordinated debt securities;

•	indebtedness owed to one of our subsidiaries; and

•	indebtedness that, by its terms, is subordinate in right of payment to or equal with the applicable subordinated debt securities.

Generally indebtedness means:

•	the principal of, premium, if any, and interest on indebtedness for money borrowed;

•	the principal of, premium, if any, and interest on indebtedness evidenced by notes, debentures, bonds or other similar instruments;

•	capitalized lease obligations;

•	obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations arising under any title retention agreements;

•	obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to certain letters of credit securing obligations entered into in the ordinary course of business);

•	obligations of the type referred to in the bullet points above assumed for another party and dividends of another party for the payment of which, in either case, one is responsible or liable as obligor, guarantor or otherwise; and

•	obligations assumed of the types referred to in the bullet points above for another party secured by any lien on any of one’s property or assets.

Indebtedness does not include amounts owed pursuant to trade accounts arising in the ordinary course of business.

Generally, we may not pay the principal of, premium, if any, or interest on the subordinated debt securities if, at the time of payment (or immediately after giving effect to such payment):

•	there exists under any senior indebtedness, or any agreement under which any senior indebtedness is issued, any default, which default results in the full amount of the senior indebtedness being declared due and payable; or

•	the trustee has received written notice from a holder of senior indebtedness stating that there exists under the senior indebtedness, or any agreement under which the senior indebtedness is issued, a default, which default permits the holders of the senior indebtedness to declare the full amount of the senior indebtedness due and payable, unless, among other things, in either case:

•	the default has been cured or waived; or

•	full payment of amounts then due for principal and interest and of all other obligations then due on all senior indebtedness has been made or duly provided for under the terms of any instrument governing senior indebtedness.

Limited subordination periods apply in the event of non-payment defaults relating to senior indebtedness in situations where there has not been an acceleration of senior indebtedness.

A failure to make any payment on the subordinated debt securities as a result of the foregoing provisions will not affect our obligations to the holders of the subordinated debt securities to pay the principal of, premium, if any, and interest on the subordinated debt securities as and when such payment obligations become due.

The holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on senior indebtedness, or provisions will be made for such payment, before the holders of the subordinated debt securities are entitled to receive any payment or distribution of any kind relating to the subordinated debt securities or on account of any purchase or other acquisition of the subordinated debt securities by us or any of our subsidiaries, in the event of:

•	insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case, relating to us or our assets;

•	any liquidation, dissolution or other winding up of Emeritus, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of our creditors or any other marshalling of our assets and liabilities.

In addition, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments and distributions of cash, property and securities applicable to the senior indebtedness until the principal of, premium, if any, and interest on the subordinated debt securities are paid in full.

Because of these subordination provisions, our creditors who hold senior indebtedness or other unsubordinated indebtedness may recover a greater percentage of the debt owed to them than the holders of the subordinated debt securities.

The indenture will not limit the aggregate amount of senior indebtedness that we may issue. If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of a recent date.

Convertible Debt Securities

We will set forth in the prospectus supplement the terms on which a series of senior or subordinated debt securities may be convertible or exchangeable for our common, preferred or other capital stock, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether the conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third-party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive cash, securities or other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Use of Global Securities

The debt securities of any series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with a depositary or its nominee identified in the series prospectus supplement.

The specific terms of the depositary arrangement covering debt securities will be described in the prospectus supplement relating to that series. We anticipate that the following provisions or similar provisions will apply to depositary arrangements relating to debt securities, although to the extent the terms of any arrangement differs from those described in this section, the terms of the arrangement shall supersede those in this section. In this section, the term debt securities will refer to both senior, subordinated and convertible debt securities.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit, to accounts in its book-entry registration and transfer system, the principal amounts of the debt securities represented by the global security. These accounts will be designated by the underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Only institutions that have accounts with the depositary or its nominee, and persons who hold beneficial interests through those participants, may own beneficial interests in a global security. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, its nominee or any such participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interest in a global security.

As long as the depositary or its nominee is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names and will not be entitled to receive physical delivery of the debt securities in definitive form.

We will make all payments of principal of, any premium and interest on, and any additional amounts with respect to, debt securities issued as global securities to the depositary or its nominee. Neither we nor the trustee, any paying agent or the security registrar assumes any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in ‘‘street name,’’ and will be the responsibility of such participants.

The indenture provides that if:

•	the depositary notifies us that it is unwilling or unable to continue as depositary for a series of debt securities, or if the depositary is no longer legally qualified to serve in that capacity, and we have not appointed a successor depositary within 90 days of written notice,

•	we determine that a series of debt securities will no longer be represented by global securities and we execute and deliver an order to that effect to the trustee, or

•	an event of default with respect to a series of debt securities occurs and continues,

the global securities for that series will be exchanged for registered debt securities in definitive form. The definitive debt securities will be registered in the name or names the depositary instructs the trustee. We expect that these instructions may be based upon directions the depositary receives from participants with respect to ownership of beneficial interests in global securities.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any, including any combination, of common stock, preferred stock or convertible preferred stock that we may sell under this prospectus.

The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants with respect to which this prospectus is being delivered. Copies of the form of agreement for each warrant, which we refer to collectively as ‘‘warrant agreements,’’ including the forms of certificates representing the warrants, which we refer to collectively as ‘‘warrant certificates,’’ and reflecting the provisions to be included in such agreements that will be entered into with respect to a particular offering of each type of warrant, will be filed with the Commission and incorporated by reference as exhibits to the registration statement of which this prospectus is a part or as an exhibit to a current report on Form 8-K.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants, warrant agreements or warrant certificates described in a prospectus supplement differ from any of the terms described in this section, then the terms described in this section will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable warrant agreement and warrant certificate for additional information before you purchase any of our warrants.

General

The prospectus supplement will describe the terms of the warrants with respect to which this prospectus is being delivered, as well as the related warrant agreement and warrant certificates, including the following, where applicable:

•	the number of securities purchasable upon exercise of each warrant and the initial price at which the number of securities may be purchased upon such exercise;

•	the designation and terms of the securities, if other than common stock, purchasable upon exercise of the warrants and of any securities, if other than common stock, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price, if any, of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;

•	call provisions, if any, of the warrants;

•	antidilution or other adjustment provisions, if any, of the warrants; and

•	any other material terms of the warrants.

The description of warrants in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the warrant agreement and warrant certificate relating to the warrants being offered.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that number of securities at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement at any time up to the close of business, New York City time, on the expiration date set forth in the applicable prospectus supplement. After the close of business, New York City time, on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates may be exchangeable for new warrant certificates of different denominations at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units to purchase one or more of the Securities referenced herein. The terms of such units will be set forth in a prospectus supplement. The form of units and the applicable unit agreement will be filed with the Commission and incorporated by reference as exhibits to the registration statement of which this prospectus is a part or as an exhibit to a current report on Form 8-K. We encourage you to read the applicable unit agreement and unit before you purchase any of our units.

PLAN OF DISTRIBUTION

We may, from time to time, sell any or all of their shares of common stock on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

We may use any one or more of the following methods when selling our securities:

•	direct sales to purchasers;

•	through underwriters or dealers;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with us to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

If underwriters are used in the sale of any shares, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares if they purchase any of the shares (other than any shares purchased upon exercise of any option to purchase additional shares).

Broker-dealers engaged by us may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from us (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, we may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. We may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. We may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We and any broker-dealers or agents that are involved in selling the securities may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company will pay all fees and expenses incident to the registration of the shares. The Company may agree to indemnify any underwriters or agents against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.

LEGAL MATTERS

The validity of the issuance of securities offered by this prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include explanatory paragraphs referring to the Company’s change in the method of accounting for stock-based compensation effective January 1, 2006 as discussed in Note 2 to the consolidated financial statements and to the Company’s ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Investor Relations
EpiCept Corporation
777 Old Saw Mill River Road
Tarrytown, NY 10591
(914) 606-3500

We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding EpiCept and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our website at www.epicept.com.

Reports, proxy statements and other information regarding us may also be inspected at:

The National Association of Securities Dealers
1735 K Street, N.W.
Washington, D.C. 20006

We have filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities to be sold hereunder. This prospectus has been filed as part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to ‘‘incorporate by reference’’ into this prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. All documents that EpiCept subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this prospectus, a Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed ‘‘filed’’ with the SEC, including information furnished pursuant to Item 2.02 or 7.01 of Form 8-K.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Definitive Proxy Statement on Schedule 14A dated March 2, 2007, relating to our special meeting of stockholders held on April 6, 2007;

•	Definitive Proxy Statement on Schedule 14A dated April 23, 2007, relating to our annual meeting of stockholders held on May 23, 2007;

•	Current Report on Form 8-K filed February 5, 2007;

•	Current Report on Form 8-K filed April 9, 2007;

•	Current Report on Form 8-K filed April 10, 2007;

•	Amended Current Report on Form 8-K filed April 11, 2007;

•	Current Report on Form 8-K filed May 30, 2007;

•	Current Report on Form 8-K filed June 29, 2007; and

•	Current Report on Form 8-K filed August 27, 2007.

Copies of these filings are available free of charge by writing to EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Robert W. Cook, Secretary, or by telephoning us at (914) 606-3500.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.